Ex. 99.2


                                     OXIGENE

                           Moderator: Bjorn Nordenvall
                                October 25, 2001
                                  8:00 a.m. MT


Operator:

     Ladies and gentlemen, thank you for standing by. Welcome to the OXiGENE's third quarter earnings release conference call. During the presentation, all participants will be in a listen-only mode. Afterwards, you will be invited to participate in a question-and-answer session. At that time, if you have a question, you will need to press the one followed by the four on your telephone. As a reminder, this conference is being recorded Thursday, October 25th, 2001.

     For opening remarks, I would like to turn the conference over to Mr. Fred Driscoll, OXiGENE's president and chief financial officer. Please go ahead, sir.

Fred Driscoll:

     Good morning, everyone, and welcome to our third quarter conference call. With me on today's call are Dr. Bjorn Nordenvall, chairman and chief executive officer, and Dr. Dai Chaplin, our chief scientific officer.

     Let me outline the format for the call today. Bjorn will discuss the news release we issued yesterday afternoon concerning Bristol-Myers Squibb and review the highlights from our third quarter. Dye will then explain our approach to our vascular targeting research and summarize our Phase I clinical results. I will review the financials and after some closing comments from Bjorn we will your questions.

     If any of you are not able to stay on the line for the entire conference call, you can dial in for a replay of today's call, which will be available two hours after the call until noon Eastern time on October 27th. The dial-in number is 1-800-633-8284 from the United States or 1-858-812-6440 from abroad. The passcode is 19746529. The call also can be heard by logging on from the investor relations section of our website, www.oxigene.com.

     Before I turn the call over to Dr. Nordenvall, let me remind you that various remarks that we may make about future expectations, plans and prospects for OXiGENE constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including those discussed in our Form 10-K for the fiscal year ended December 31st 2000 and our other reports on file with the SEC.

     Now I will turn the call over to Bjorn.

Bjorn Nordenvall:

     Thank you, Fred. I am sure many of you saw yesterday afternoon we announced that we have regained the research and development rights to our Combretastin vascular targeting compounds from Bristol-Myers Squibb. Equally important, we have decided to conclude clinical development of Declopramide, our benzamide-based product, and concentrate all of our financial and scientific resources on vascular targeting.

     Our two-year collaboration with Bristol-Myers has been extremely valuable for OXiGENE. The agreement has not only provided the support that has enabled us to complete three Phase I clinical trials of our lead vascular targeting agent, Combretastin A4 Pro drug, it has also allowed us to significantly advance development of the next generation of Combretastin compounds.

     However, in recent days it has become increasingly clear that given the major shifts in strategic direction taking place at Bristol-Myers Squibb, Combretastin was no longer a high priority in the company's drug development profile. As a result, at the meeting of our board held yesterday, we decided it would be in the best interests of OXiGENE and its shareholders to assume full responsibility for future development of the compound.

     Although BMS' continued involvement would have had value, we believe that regaining complete research and development rights to Combretastin will enable us to direct a more nimble and efficient development program for Combretastin because we are free of the competing demands that Bristol-Myers felt, in addition to the opportunity to put Combretastin A4 Prodrug as well as next generation Combretastin compounds on a far more aggressive development path. And it also creates interesting new business and licensing opportunities.

     We already are planning to accelerate clinical development of Combretastin by commencing a Phase I study in combination with chemotherapy or radiation and a Phase II trial as monotherapy. We're also working on next generation vascular targeting agents and on evaluation drug candidates to select the best compounds for future clinical development.

     As Dai will discuss shortly, the data from our three Phase I clinical trials of Combretastin have clearly demonstrated a link between the compound and significant reduction of blood flow to tumors. These results have been extremely gratifying because the support of proofs of principle and the clinical responses that are rarely seen in Phase I.

     Beyond that, the strong Phase I data have solidified our focus firmly on vascular targeting, which is why we have decided not to continue our development of Declopramide and to dedicate all of our resources to vascular targeting agents. Vascular targeting represents a new strategy for the treatment of solid tumors. It works by targeting and damaging existing tumor blood vessels that supply critical nutrients and oxygen to tumor cells. This results in rapid and extensive shutdown of blood flow in established tumor vasculatory.

     The supply of blood is critical for the development of continued growth of the tumor cells. If you interfere with the blood supply to the tumor, then the affected cells are compromised and then die. We believe this new type of approach represents another paradigm for the treatment of solid tumors. These target therapies may prove to be more effective and more specific and hence less toxic than traditional chemical therapies such as chemotherapy.

     Vascular targeting agents differ from anti-angiogenesis agents as a direct cancer treatment technology. Prodrugs that are developed as anti-angiogenesis agents attempt to prevent the formation of new tumor blood vessels, as opposed to vascular targeting agents, which work to destroy existing blood vessels within tumors.

     Through our drug development alliance with Bailey University [sp], OXiGENE is working on a new generation of small molecule vascular targeting agents. We also have established Arcus Therapeutics, our joint venture with Peregrine Pharmaceuticals, to research and develop antibody vascular targeting agents.

     Given the role that aberrant blood vessel formation plays in diseases such as restenosis and certain forms of ocular disease, we see broad opportunity for our vascular targeting technology across a number of medical indications outside of cancer. We took advantage of two such opportunities in the third quarter.

     This quarter, achievements include the signing of a research and development agreement with the National Eye Institute. Under the agreement, the National Eye Institute will study the effects of our vascular targeting agents on animal models with certain ocular diseases.

     In addition, we entered into a collaboration to research restenosis inhibitors with JOMED. JOMED is an internationally recognized leader in stents. Under the arrangement, JOMED is performing proof of concept studies with OXiGENE vascular targeting agents on drug-eluting stents. These experiments will be designed to assess the efficacy and safety on vascular targeting agents in preventing restenosis.

     What I would like to do now is to turn the call over to our chief scientific officer and head of research, Dr. Dai Chaplin, to give us an update on our Phase I clinical trials. Dai Chaplin has been a leader in the field of vascular targeting for the last 10 years and it was Dai Chaplin and his team who originally discovered the vascular targeting activity of Combretastin. His original work formed the basis for not only the development of Combretastin A4 Prodrug with OXiGENE, but the subsequent development progress at AstraZeneca and Aventis.

Dai Chaplin:

     Thank you, Bjorn. I'm pleased to say that we've completed our three Phase I trials of Combretastin A4 Prodrug. Although Phase I is still early in the evolutionary life of any drug, the results we've announced to date have been very promising. As some of you know, at the American Society of Clinical Oncology meeting last May, we announced the data from our U.K.
     trial conducted by the Cancer Research Campaign. Those results showed Combretastin A4 Prodrug was well tolerated at doses sufficient to reduce the blood flow of malignant tumors.

     In addition, we've completed Phase I trials conducted at Case Western Reserve University School of Medicine and the University of Pennsylvania. Data from the Case Western Reserve trial is scheduled to be presented next week at the American Association for Cancer Research conference in Miami Beach.

     In looking at the Phase I U.K. results, we obtained more information than what could be expected from a Phase I study. The purpose of a Phase I study is to evaluate the toxicity of the compound being tested and determine whether it can be administered safely. The Phase I results generated from our U.K. trials also demonstrated that Combretastin A4 Prodrug reduces blood flow to the tumor.

     Our Phase I clinical research of vascular targeting agents puts OXiGENE further along the development pathway than competitors such as AstraZeneca and Aventis, even of whom are in various stages of research with a vascular targeting [unintelligible] binding agent.

     Our preclinical and clinical studies with Combretastin A4 Prodrug has provided us with a unique and detailed understanding of how it selectively damages the new blood vessels present in tumors and also how clinical development of such compounds can be expedited. Armed with this knowledge, we are designing new second generation vascular targeting agents, which have shown anti-tumor activity in animal models.

     Further work is ongoing with our next generation vascular targeting agents, with the aim of entering clinical trials in 2003. These second generation agents are designed not only to eradicate the center of the tumor, but also to destroy the vessels in the periphery so it can significant anti-tumor activity with single agents.

     The details of our second generation vascular targeting agents will be presented in the near future and at the first International Symposium on Vascular Targeting, to be held in Boston in 2002. This meeting, which is supported by unrestricted educational grants from ourselves, AstraZeneca and Aventis, will bring together experts from around the world to prevent-- present and discuss the exciting field of vascular targeting and highlight the differences from anti-angiogenic therapy.

     The fact that major pharmaceuticals have joined OXiGENE in supporting this meeting emphasis how important the potential of this technology is viewed. We believe our work with second generation compounds and our work within the Arcus joint venture to develop antibody-based vascular targeting agents, will help us maintain our world-leading position in this area.

     I will now turn the call over to Fred for a review of OXiGENE's third quarter financial results.

Fred Driscoll:

     Thanks, Dai. I hope that you have had the opportunity to go through the financial statements that were sent out early this morning, so I will concentrate my remarks on the highlights for the third quarter of fiscal 2001.

     The company reported a net loss for the quarter of $2 million or 18 cents per share on revenue of $600,000. This compares with a net loss of $2.7 million or 24 cents per share on revenue of $900,000 for the same period last year.

     The company ended the third quarter of 2001 with cash and equivalents totaling $20.7 million versus $22.8 million at the end of the second quarter.

     For the most recent nine month period, OXiGENE posted a net loss of $7.9 million or 70 cents per share on revenue of $2.3 million versus a net loss of $7 million or 62 cents per share on revenue of $2.7 million for the nine month period ended September 30th, 2000.

     The decrease in the loss from the second quarter of fiscal 2001 of $1.7 million is due to $1 million of lower R&D expenses, $400,000 of lower G&A expenses and a one-time $400,000 loss on the sale of securities incurred in the second quarter.

     The company has a good cash position of over $20 million, as compared to the fiscal and calendar year end 2000 of $27 million. I also would like to emphasize that we continue to maintain a low, controlled burn rate and are keenly focused on utilizing our cash resources in a targeted and efficient manner.

     Those were the financial highlights for the third quarter of 2001. I will now turn the call back over to Bjorn for some closing remarks before we take your questions.

Bjorn Nordenvall:

     Thank you, Fred. Before we take your questions, I want to review several key points. First, that regaining full development and licensing rights to our Combretastin compounds gives us the opportunity and control to put our current and next generation drug development on a much more aggressive track and to explore new, interesting business and licensing opportunities.

     Second, that the completed Phase I data from our U.S. trial dramatically demonstrates the core principle of our vascular targeting technology, the connection between Combretastin A4 Prodrug and the reduction of tumor blood flow. We will now have more to say on this after the AACR presentation next week on October 31st.

     Third, that based on our strong clinical development of Combretastin we have made a business decision to conclude our benzamide-based clinical research and to focus our strategic efforts entirely on vascular targeting.

     Finally, that we have made significant advancements during the quarter in expanding the opportunities to apply our vascular targeting technology to a number of major disease areas, in addition to cancer, forming alliances with JOMED and the National Eye Institute.

     Dai, Fred and myself will now take your questions.

Operator:

     Thank you, gentlemen. Ladies and gentlemen, if you wish to register for a question, please press the one followed by the four on your telephone. You will hear a three-tone prompt to acknowledge your request. If your question has been answered and you would like to withdraw your polling request, you may do so by pressing the one followed by the three. If you are on a speaker phone, please pick up your handset before entering your request. As a reminder, please limit yourself to one question and one follow-up question. One moment, please, for the first question.

     Scott Herstin with U.S. Trust Company of Florida, please go ahead with your question.

Scott Herstin:

     Good morning, gentlemen. A question about the-- about regaining the rights to Combretastin from Bristol-Myers. Did you go to them because they were on such a slow track and-- and buy back the rights? Or maybe give us some details on the negotiations and what it cost you? Or did they abandon it because they were convinced that it was not efficacious? That's my question.

Bjorn Nordenvall:

     Thank you, Scott, a good question. As we said in our news release, it recently became clear to us that Combretastin compounds were no longer consistent with Bristol-Myers' drug development profile. I want to be extremely clear in articulating the difference between having a product failure as compared to a major change in the strategic direction of a big pharmaceutical company's research and development program.

     I point-- I would like to point you to an article in "Forbes" published on October 23rd where Bristol-Myers CFO is quoted saying that Bristol-Myers has made a major strategic refocus in its medicine and pharmaceutical business. I think it's important that we look at the various divestitures and acquisitions made by Bristol-Myers, including the divestiture of Thryol [sp] and Simlar [sp] and acquisitions recently of DaPont [sp] for $8 billion and the in-licensing of a Phase III in clone biologic for $2 billion.

     This is a clear validation that our regaining Combretastin is the result of business dynamics at Bristol-Myers Squibb and this has nothing to do with the performance of the compound.

Fred Driscoll:

     Scott, this is Fred. You also asked about the cost of regaining these rights and at this point in time, we are-- we have no settlement costs or return costs, if you will, to Bristol-Myers Squibb.

Scott Herstin:

     At this time you say?

Fred Driscoll:

     Yes. We still have got to sit down as far as the transition of the-- of all of the rights back and there-- there could be, per our contract with them, potential costs in certain areas such as INDs [sp] and things along this line, which are a possible, but-- but there are no return costs at all due.

Scott Herstin:

     OK, good. May I ask a follow-on question?

Bjorn Nordenvall:

     Yes.

Scott Herstin:

     Who-- what type of pharmaceutical firm of biotech firm do you envision to help you go forward? Because even though the cash position is what it is, here you are resuming primary responsibility or at this point sole responsibility for the development of CA4P, which is going to be costly. So, obviously, the burn rate is going up.

     Could you talk to us a little bit about who you envision, what type of firm you envision yourself partnering with, licensing with, going forward?

Bjorn Nordenvall:

     Yes, Scott, a good question. As we have said, earlier here, in the short term, what we are focusing now is advancing this technology into further clinical development. But parallel to that, we will now explore interesting new business and licensing opportunities and the reason why we could do that fairly quickly is that over the last year vascular targeting has become more and more interesting for biotech and pharmaceutical companies and we have been contacted during the last year by several companies showing interest in this technology.

     And we will now use this opportunity to go back to them, since we now have the full control and all the rights back to OXiGENE and that is work that we will do parallel to the work that we will also do, which is focusing now entirely on vascular targeting within the company.

     Next question, Sonja [sp], please?

Operator:

     Ladies and gentlemen, as a reminder, to register for a question, please press the one followed by the four. At this time I am showing no additional questions. Please continue with your presentation or any closing remarks you may have.

Bjorn Nordenvall:

     OK. Thank you very much for your interest and we look forward to report further developments within OXiGENE in the future. Thank you very much. Goodbye.

Operator:

     Ladies and gentlemen, that does conclude our conference call for today. We thank you for participating and ask that you please disconnect your lines.